Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three Months Ended March 31, 2007

Company Increases Same-Store Revenue and NOI By 5.8% and 8.4%, Respectively, and
Achieves FFO of $0.24 Per Diluted Share.

SALT LAKE CITY, Utah, April 25, 2007 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three months ended March 31, 2007.  “In the first quarter we had strong same-store performance and were able to acquire several quality properties.  In addition, we’ve added additional capacity to our balance sheet through a successful offering of exchangeable notes,” said Kenneth M. Woolley, Chairman and CEO of Extra Space Storage Inc.

First Quarter 2007 Highlights:

•                  Achieved funds from operations (“FFO”) of $0.24 per diluted share.  FFO for the quarter was reduced by approximately $0.006 due to lease-up dilution from wholly-owned and joint-venture development properties opened during 2006 and 2007.

•                  Increased revenue and net operating income (“NOI”) at 181 same-stores by 5.8% and 8.4%, respectively, when compared to the first quarter of 2006.

•                  Issued $250.0 million aggregate principal amount of 3.625% Exchangeable Senior Notes due 2027 (the “Notes”).

•                  Acquired four self-storage properties for an aggregate cost of approximately $29.1 million.

•                  Completed the development of two self-storage properties in which the Company owns a joint-venture interest for approximately $16.3 million.

•                  Declared and paid a regular quarterly dividend of $0.2275 per share.

The results for the three months ended March 31, 2007 include the operations of 571 properties, 223 of which were wholly-owned and consolidated, one of which was held in joint venture and consolidated, and 347 of which were held in joint ventures and accounted for using the equity method.  This compares to the results for the three months ended March 31, 2006, which included the operations of 553 properties, 198 of which were wholly-owned and consolidated and 355 of which were in joint ventures accounted for using the equity method.  Results for both periods include equity in earnings of real estate joint ventures, management fees and development fees.

FFO Per Share:

FFO per fully diluted share for the three months ended March 31, 2007 was $0.24 compared to $0.20 for the three months ended March 31, 2006, an increase of 20%.  FFO per share for the three months ended March 31, 2007 was reduced by approximately $0.006 related to carrying costs associated with the Company’s development program.  Approximately $0.004 is attributable to three wholly-owned development properties opened during 2006 and approximately $0.002 is attributable to two joint-venture developments opened in 2006 and two completed to date in 2007.  FFO available to common stockholders was $16.3 million for the three months ended March 31, 2007, as compared to $11.0 million for the three months ended March 31, 2006.  The following table sets forth the calculation of FFO (dollars are in thousands, except share data):

	Three months ended March 31,
	2007	2006
Net income	$6,470	$738

Plus:
Real estate depreciation	7,585	6,473
Amortization of intangibles	807	2,553
Joint venture real estate depreciation and amortization	1,062	1,200
Income allocated to Operating Partnership minority interest	384	54
Funds from operations	$16,308	$11,018

Weighted average number of shares - basic
Common stock (excluding restricted shares)	64,058,756	51,593,729
OP units	3,810,261	3,825,787
Total	67,869,016	55,419,516

Weighted average number of shares - diluted
Common stock	64,504,877	51,883,643
OP units	3,810,261	3,825,787
Total	68,315,138	55,709,430

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Operating Results for the Three Months Ended March 31, 2007:

Total revenues for the three months ended March 31, 2007 was $53.8 million compared to $45.4 million for the three months ended March 31, 2006. Net income for the three months ended March 31, 2007 was $6.5 million compared to $0.7 million for the three months ended March 31, 2006.

Total expenses for the three months ended March 31, 2007 was $36.2 million compared to $34.2 million for the three months ended March 31, 2006. Interest expense for the three months ended March 31, 2007 was $13.4 million compared to $12.0 million for the three months ended March 31, 2006.

Same-Store Portfolio Performance:

The Company’s same-store stabilized portfolio consists of 181 properties that were wholly-owned and operated by the Company at the beginning and at the end of the applicable periods presented and that had achieved stabilization as of the first day of such period. The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  These results provide information relating to property operations without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole (dollars are in thousands):

	Three Months Ended March 31,		Percent
	2007	2006	Change
Same-store rental revenues	$38,909	$36,768	5.8%
Same-store operating expenses	13,704	13,522	1.3%
Same-store net operating income	25,205	23,246	8.4%

Non same-store rental revenues	7,322	2,407	204.2%
Non same-store operating expenses	3,192	1,220	161.6%

Total rental revenues	46,231	39,175	18.0%
Total operating expenses	16,896	14,742	14.6%

Same-store square foot occupancy as of quarter end	84.7%	84.6%

Properties included in same-store	181	181

The increase in same-store revenue for the three months ended March 31, 2007 was due to higher rental rates and the Company’s ability to maintain occupancy.

“We continue to see an ability to increase rates to our existing customer base,” said Mr. Woolley. “We are looking forward to rolling out our first national television campaign in the second quarter after a positive test last fall.  We believe cost-effective national television advertising may now be possible as we continue to find ways to leverage our larger scale to gain operational and promotional efficiencies.”

Issuance of Exchangeable Senior Notes:

On March 27, 2007, the Company’s operating partnership subsidiary, Extra Space Storage LP (the “Operating Partnership”), issued, through a private placement, $250.0 million aggregate principal amount of 3.625% Notes due 2027.  The Notes are senior unsecured obligations of the Operating Partnership and are fully and unconditionally guaranteed by the Company.   The Company intends to use the net proceeds from the private offering for general corporate purposes and self-storage property acquisitions.

Prior to March 1, 2027, upon the occurrence of specified events, the Notes will be exchangeable at the option of the holder into cash and, at the Operating Partnership’s option, shares of common stock of the Company at an initial exchange rate of 42.5822 shares per $1,000 principal amount of Notes. The initial exchange price of $23.48 represents a 20% premium over the last reported sale price per share of the Company’s common stock on March 21, 2007, which was $19.57 per share.

Property Acquisitions:

During the three months ended March 31, 2007, the Company acquired four properties located in Arizona, Florida, Maryland and Tennessee for an aggregate cost of approximately $29.1 million.  Subsequent to the end of the quarter, the Company acquired a property in Maryland for an aggregate cost of approximately $12.5 million.

Property Development:

During the three months ended March 31, 2007, the Company completed the development of two self-storage properties located in California and New Jersey for approximately $16.3 million.  The Company owns a joint-venture interest in both properties.  The Company expects to complete one wholly-owned self-storage development in the second quarter 2007 for approximately $10.0 million in total development cost.

Quarterly Dividend Declared and Paid:

On March 1, 2007 the Company announced its first quarter common stock dividend of $0.2275 per share. The dividend was paid on March 30, 2007 to stockholders of record as of March 15, 2007. The dividend payment was calculated based on an annual dividend of $0.91 per share.

Balance Sheet Flexibility:

As of March 31, 2007, the ratio of total fixed rate debt to total debt was 93.0%. The weighted average interest rate was 5.0% for fixed rate loans and 6.6% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 5.1%. The Company had $81.0 million of capacity on its line of credit, of which none was outstanding as of March 31, 2007.  Total debt, including trust preferred notes and exchangeable senior notes, was $1.2 billion at March 31, 2007, compared to $892.8 million at March 31, 2006.

Kent Christensen, Executive Vice President and CFO, stated: “The issuance of exchangeable notes during the quarter gives our balance sheet substantial capacity to take advantage of external growth opportunities. Our debt to total market capitalization, at 49.1% as of March 31, 2007, is within our optimal debt range.  The debt itself is primarily long-term, with fixed-rates at attractive levels.”

Outlook:

For the three months ended March 31, 2007, the Company realized growth in both revenue and NOI at its same-store stabilized properties and at its overall wholly-owned stabilized properties.  The Company estimates that revenues and NOI in the three months ending June 30, 2007 will be higher than revenues and NOI achieved in 2006 in the same period.  The Company’s 17 wholly-owned lease-up properties continue to gain occupancy and many are expected to achieve stabilized levels of occupancy in 2007.

When comparing the Company’s largest markets, Dallas, Northern California and Chicago were leading performers in terms of year-on-year revenue growth.  The markets of Detroit and Philadelphia were among the softest as well as several markets within the state of Florida.

Earnings Outlook:  For the three months ending June 30, 2007, the Company estimates fully diluted FFO to be in the range of between $0.26 and $0.28 per share.  For the year ending December 31, 2007, the Company estimates fully diluted FFO to be in the range of between $1.07 and $1.12 per share.

The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates which include the following assumptions:

•                  Wholly-owned stabilized property revenue and NOI growth of between 4% and 6%.

•                  Wholly-owned lease up property revenue and NOI growth of between 18% and 24%.

•                  Annual interest expense of approximately $62.0 million.

•                  Weighted average number of outstanding shares of 70.0 million, including Operating Partnership (“OP”) units, at December 31, 2007.  Included is an estimated 1.5 million contingent conversion shares and contingent conversion units converting to common shares and OP units throughout the year.  The Company’s annual FFO estimate does not include a follow-on offering of common shares.

•                  Acquisition volume of between $250 million and $350 million including the five acquisitions already completed in 2007.  The volume of acquisitions is dependent upon the expected closing of the AAAAA Rent-A-Space acquisition.  The Company currently estimates the closing of AAAAA Rent-A-Space acquisition to occur in the second or third quarter.

•                  General and administrative expenses (net of development fees) of between $36.0 million and $37.0 million for the full year.  This amount includes estimated non-cash compensation expense of $2.6 million.

•                  Estimates are given after taking into account between $1.7 million and $2.1 million of carrying costs associated with the Company’s development program.  Approximately $1.2 million to $1.4 million of carrying costs are associated with three wholly-owned developments opened in 2006 and three that are scheduled to open in 2007.  Approximately $0.5 million to $0.7 million of carrying costs are associated with two joint-venture developments opened in 2006 and two completed to date in 2007.

Mr. Woolley concluded: “The first quarter was a solid start to 2007 for Extra Space Storage. We have been able to maintain our operating momentum from last year.  The marketplace remains competitive overall, and increasingly so in recent months.  However, we are well positioned thanks to the quality and location of our growing portfolio, our innovative operating platform, and the dedication of the Extra Space Storage team.”

Forward Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in Part I. Item 1A. “Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  changes in general economic conditions and in the markets in which we operate;

•                  the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;

•                  our ability to effectively compete in the industry in which we do business;

•                  difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•                  delays in the development and construction process, which could adversely affect our profitability; and

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan.

Supplemental Financial Information

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s web site at www.extraspace.com. Click on the “investor relations” link at the bottom of the home page, and then on Financial Reports and the document entitled “Q1 2007 Supplemental Financial Information.”

Conference Call

Extra Space Storage Inc. will host a conference call at 9:00 a.m. Eastern Time on Wednesday, April 25, 2007, to discuss its first quarter 2007 results. The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s website at www.extraspace.com and then by clicking on the “investor relations” link at the bottom of the home page.  To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A digital replay will be available on Wednesday, April 25, 2007 at noon Eastern Time through Wednesday, May 9, 2007 at midnight Eastern Time. Dial 888-286-8010 and enter the conference ID number 65166793. International callers should dial 617-801-6888 and enter the same conference ID number.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that operates 635 self-storage properties in 32 states and Washington, D.C. The Company’s properties comprise more than 430,000 units and 46 million square feet rented by over 300,000 individual tenants. The Company is the second largest operator of self storage in the United States.

For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

- Financial Tables Follow -

Extra Space Storage Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	March 31, 2007	December 31, 2006

Assets:
Real estate assets:
Net operating real estate assets	$1,419,774	$1,382,055
Real estate under development	31,423	35,336
Net real estate assets	1,451,197	1,417,391

Investments in real estate ventures	92,515	88,115
Cash and cash equivalents	35,111	70,801
Short term investments	286,360	—
Restricted cash	46,094	44,282
Receivables from related parties and affiliated real estate joint ventures	5,966	15,880
Notes receivable	—	—
Other assets, net	34,367	33,356
Total assets	$1,951,610	$1,669,825

Liabilities, Minority Interests, and Stockholders’ Equity:
Notes payable	$873,710	$828,584
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	250,000	—
Line of credit	—	—
Accounts payable and accrued expenses	6,941	10,840
Other liabilities	30,137	32,098
Total liabilities	1,280,378	991,112

Minority interest in Operating Partnership	34,322	34,841
Other minority interests	333	317

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 64,304,353 and 64,167,098 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	644	642
Paid-in capital	823,348	822,181
Deferred stock compensation	—	—
Accumulated deficit	(187,415)	(179,268)
Total stockholders’ equity	636,577	643,555
Total liabilities, minority interests, and stockholders’ equity	$1,951,610	$1,669,825

Extra Space Storage Inc.
Consolidated Statement of Operations
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2007	2006

Revenues:
Property rental	$46,231	$39,175
Management and franchise fees	5,208	5,159
Tenant insurance	2,143	921
Acquisition and development fees	55	50
Other income	139	65
Total revenues	53,776	45,370

Expenses:
Property operations	16,896	14,742
Tenant insurance	973	633
Unrecovered development and acquisition costs	250	318
General and administrative	9,240	9,245
Depreciation and amortization	8,796	9,276
Total expenses	36,155	34,214

Income before interest, minority interest and equity in earnings of real estate ventures	17,621	11,156

Interest expense	(13,396)	(11,985)
Interest income	1,448	482
Minority interest - Operating Partnership	(384)	(54)
Minority interest - Other	(16)	—
Loss allocated to other minority interests	—	—
Equity in earnings of real estate ventures	1,197	1,139
Net income	$6,470	$738

Net income per common share
Basic	$0.10	$0.01
Diluted	$0.09	$0.01

Weighted average number of shares
Basic	64,058,756	51,593,729
Diluted	68,315,138	55,709,430

Cash dividends paid per common share	$0.23	$0.23